Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

ST. LOUIS, MISSOURI

August 4, 2008

Angelica Corporation Announces Completion of Merger

ST. LOUIS, Missouri (August 4, 2008) – Angelica Corporation announced today the completion of its acquisition by an affiliate of Lehman Brothers Merchant Banking. Under the terms of the merger agreement, each issued and outstanding share of Angelica common stock was converted into the right to receive $22.00 in cash.

Angelica common stock will cease to trade on the New York Stock Exchange (NYSE) at market close today and will no longer be listed on the NYSE.

Stockholders of record will receive a letter of transmittal and instructions on how to surrender their shares of Angelica common stock in exchange for the merger consideration.  Stockholders of record should wait to receive the letter of transmittal before surrendering their shares.  Stockholders who hold Angelica’s shares in “street name” by a bank, broker or other nominee will not need to take any action to have their shares converted into cash, as this should be done by their bank, broker or other nominee.

Angelica Corporation is a leading provider of textile rental and linen management services to the U.S. healthcare market. More information about Angelica is available on its website, www.angelica.com.

Lehman Brothers Merchant Banking manages funds that seek significant long-term capital appreciation through direct investments in established operating companies in partnership with management. Lehman Brothers Merchant Banking has raised and managed four institutional funds and several employee investment vehicles, with total committed capital in excess of $8.0 billion. Lehman Brothers Merchant Banking Partners IV has over $3.3 billion of capital commitments from institutions, high net worth individual investors, and Lehman Brothers, its affiliates and employees.

Lehman Brothers’ global Private Equity business, founded in 1984, currently oversees approximately $35 billion across 38 different fund strategies and seven asset classes: Merchant Banking, Venture Capital, Real Estate, Credit, Infrastructure, the Strategic Partners Group, and Fund Related Investments which includes fund of private equity funds, fund of hedge funds, and the Manager Research and Selection Business. More information about Lehman Brothers Merchant Banking is available on its website, www.lehman.com.

Forward-Looking Statements

Statements in this press release that are not statements of historical fact constitute “forward-looking statement.” Any forward-looking statements made in this document reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those set forth in these statements.

JIM SHAFFER

CHIEF FINANCIAL OFFICER

(314) 854-3800

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